Exhibit 10.6(v)
RESTRICTED STOCK AGREEMENT
FINGERHUT DIRECT MARKETING, INC.
2008 EQUITY AND INCENTIVE PLAN
(CEO DIRECT REPORTS)
     THIS AGREEMENT, made effective as of this __________ day of _________, ____ (the “Grant Date”) by and between Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), and [Insert Participant Name] (“Participant”).
W I T N E S S E T H:
     WHEREAS, Participant on the date hereof is a key employee or officer of the Company; and
     WHEREAS, the Company wishes to grant a restricted stock award to Participant for shares of the Company’s Common Stock pursuant to the Company’s 2008 Equity and Incentive Plan (the “Plan”); and
     WHEREAS, the Committee has authorized the grant of a restricted stock award to Participant;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
1. Grant of Restricted Stock Award. The Company hereby grants to Participant on the Grant Date a restricted stock award (the “Award”) for [Insert Number of Shares] [•] shares of Common Stock (the “Shares”) on the terms and conditions set forth herein, and subject to adjustment pursuant to Section 11(b) of the Plan. Shares granted herein may be evidenced in such manner as the Committee may determine. If certificates representing Shares are registered in the name of the Participant, then the Company shall retain physical possession of the certificate until the Shares represented by such certificate have vested in accordance with this Agreement. The Company shall place a legend on any such certificate describing the risks of forfeiture and other transfer restrictions set forth in this Agreement and providing for the cancellation and return of such certificate if such Shares are forfeited as provided in Paragraph 2 below. Until such risks of forfeiture have lapsed or the Shares subject to this Award have been forfeited pursuant to Paragraph 2 below, Participant shall be entitled to vote the Shares and shall receive all dividends attributable to such Shares, but Participant shall not have any other rights as a shareholder with respect to such Shares. Capitalized terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting of Restricted Stock.
a.	Except as otherwise provided herein, the Shares subject to this Award shall remain forfeitable until the vesting dates set forth below:

Vesting Date	Number of Shares
May 21, 2009	F•]
May 21, 2010	F•]
May 21, 2011	F•]
May 21, 2012	F•]
Notwithstanding anything herein to the contrary, in the event a Public Offering becomes effective prior to July 31, 2010, the tranche of Shares scheduled to vest on May 21, 2012 shall become fully vested on the date such Public Offering becomes effective.
b.	Termination of Employment — General. Except as otherwise provided in Paragraph 2(c), if the Participant’s Employment with the Company and its Affiliates is terminated for any reason, including Participant’s voluntary resignation or retirement, at any time prior to the vesting date for the Award, the Participant shall immediately forfeit all unvested Shares.
c.	Termination of Employment — Death or Disability. If Participant’s Employment with the Company and its Affiliates is terminated because of death or Disability, all unvested Shares held by the Participant at the time of such termination shall become immediately vested and the risks of forfeiture on such unvested Shares shall immediately lapse.
d.	Nontransferability. Unless and until the Shares vest as provided in this
Agreement, such Shares may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (collectively, a “Transfer”), and any purported Transfer will be void and unenforceable against the Company. No attempt to transfer any unvested Shares, whether voluntary or involuntary, shall vest the purported transferee with any interest or right in or with respect to such Shares.
3. Transfer Restrictions and Mechanics.
a.	Definitions. Solely for purposes of this Paragraph 3, the following terms have the respective meanings set forth below:
(i)	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, and shall include, with respect to any Investor, any managed account, investment fund or other vehicle for which such Investor or any Affiliate or such Investor acts as an investment advisor or portfolio manager; provided, that with respect to Bain Capital, the term Affiliate shall be deemed to include any Person under common management with Bain Capital.

(ii)	“As-Converted Basis” shall mean, for purposes of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) the number of shares of Common Stock actually issued and outstanding at the time of such determination, and (b) the number of shares of Common Stock that is then issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for Common Stock, including without limitation, the Series A Preferred Stock, Series B Preferred Stock and the Warrants and the number of shares of Common Stock that would be issuable upon the conversion of the Series A Preferred Stock then issuable upon exercise of the Warrants, but excluding stock options and any other warrants for the purchase of any shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock.
(iii)	“Bain Capital” means Bain Capital Venture Fund 2007, L.P.
(iv)	“Common Stock” shall mean the Company’s common stock, par value $0.00001 per share.
(v)	“Investors” shall mean the Investors that are or hereafter become a party to Investors Stockholders Agreement.
(vi)	“Investors Stockholders Agreement” shall mean the Stockholders Agreement dated as of May 15, 2008, among the Company and the Investors named therein, as such agreement is amended, modified or replaced from time to time.
(vii)	“Permitted Transferee” means any of the following Persons to whom or to which a Participant Transfers any Restricted Shares: (a) a family member of the Participant or a trust established for the benefit thereof; and (b) a transferee of the Participant by will or the laws of intestate succession.
(viii)	“Person” shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.
(ix)	“Qualified Public Offering” means an underwritten public offering of shares of Common Stock in which the aggregate net proceeds to the Company equal or exceed $75 million and the public offering price per share is not less than $0.2235 (as adjusted appropriately in the event of any subdivision, combination, reorganization, recapitalization, reclassification, stock dividend or similar event affecting the Common Stock) and after which the Common Stock is listed on the New York Stock Exchange or the Nasdaq National Market.

(x)	“Restricted Shares” shall mean shares of Common Stock issued to the Participant pursuant to this Agreement that have vested pursuant to Paragraph 2 or 5 hereof.
(xi)	“Sale of the Company” means (i) a sale of all or substantially all of the assets of the Company, (ii) an acquisition of the Company by one or more persons or entities by means of any transaction or series of related transactions (including any reorganization, merger, consolidation) where the voting securities of the Company outstanding immediately preceding such transaction or the voting securities issued with respect to the voting securities of the Company outstanding immediately preceding such transaction represent less than 50% of the voting securities of the Company or surviving entity, as the case may be, following such transaction, or (iii) a transaction or series of related transactions resulting in the transfer of shares representing more than 50% of the voting securities of the Company. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a sale of substantially all the assets of the Company for purposes of the foregoing definition.
(xii)	“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.00001 per share, of the Company.
(xiii)	“Series B Preferred Stock means the Series B Convertible Preferred Stock, par value $0.00001 per share, of the Company.
(xiv)	“Shares” shall mean shares of Common Stock and Series A Preferred Stock, Series B Preferred Stock and warrants for the purchase of any shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock.
(xv)	“Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Shares.
b.	Notice of Transfer. The Participant may not Transfer any Restricted Shares other than as set forth in Paragraph 3(e) hereof unless (i) the Participant shall have received a bona-fide arm’s length offer (an “Offer”) to purchase such Restricted Shares from a third party who has agreed in writing be bound by the terms of this Agreement and who the Participant reasonably believes has the financial capacity to fund such purchase, (ii) such Participant gives written notice

(the “Notice”) to the Company at least thirty (30) days prior to the closing of such proposed Transfer as described below, and (iii) such Participant otherwise complies with this Paragraph 3. Promptly after receipt of such Notice, the Company shall provide a copy thereof to the Investors. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Restricted Shares to be transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.
c.	Right of First Refusal and Co-Sale Rights. For a period of ten (10) days following receipt of any Notice, the Company shall have the right (the “Company Refusal Right”) upon written notice to the Participant to elect to purchase all or any part of the Offered Shares on the same terms and conditions set forth in the Notice, and for a period of twenty (20) days following the receipt of the Notice, each Investor shall have, upon written notice to the Participant, either (a) the right (the “Right of First Refusal”), subject to the Company Refusal Right, to elect to purchase all or any part of the Offered Shares on the same terms and conditions as set forth in the Notice or (b) the right (the “Co-Sale Right”) to elect to sell on such terms all or any part of that number of Shares then owned by such Investor (the “Co-Sale Shares”) equal to the product obtained by multiplying (i) the aggregate number of Offered Shares by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by all of the Investors (on an As-Converted Basis) and the denominator of which is the total number of shares of Common Stock owned by the Participant and all of the Investors (on an As-Converted Basis).
(i)	If the Company does not elect to purchase all of the Offered Shares within the ten (10) day period specified above, the Company shall give prompt written notice to the Investors setting forth the number of Offered Shares not purchased by the Company (the “Remaining Shares”). The Remaining Shares shall be allocated among the Investors who have exercised the Right of First Refusal (the “Participating Investors”) as follows: there shall first be allocated to each Participating Investor a number of Remaining Shares equal to the lesser of (i) the number of Remaining Shares which the Participating Investor has elected to purchase and (ii) such Participating Investor’s Refusal Right Pro Rata Share (as defined below) of the Remaining Shares. The balance of the Remaining Shares which the Participating Investors have elected to purchase shall be allocated to the Participating Investors who have elected to purchase more than their Refusal Right Pro Rata Share of the Remaining Shares pro rata based on the number of Remaining Shares which each Participating Investor has elected to purchase in excess of such Participating Investor’s Refusal Right Pro Rata Share of the Remaining Shares. Each Participating Investor’s “Refusal Right Pro Rata Share” shall be equal to the fraction (i) the numerator of which is the number of shares of Common Stock owned by such Participating Investor (on an As-Converted Basis) and (ii) the denominator of which is the total number of shares of Common

Stock owned by all of the Participating Investors (on an As-Converted Basis).
(ii)	Each Investor who has exercised the Co-Sale Right (a “Co-Sale Participant”) shall be entitled to sell a number of Co-Sale Shares equal to the lesser of (a) the number of Offered Shares which the Co-Sale Participant has elected to sell and (b) such Co-Sale Participant’s Co-Sale Pro Rata Share of the Offered Shares which are not purchased by the Company pursuant to the Company Refusal Right or by the Participating Investors pursuant to the Right of First Refusal (the “Co-Sale Remaining Shares”). Each Participant’s “Co-Sale Pro Rata Share” shall be equal to the fraction (i) the numerator of which is the number of shares of Common Stock owned by such Co-Sale Participant (on an As-Converted Basis) and (ii) the denominator of which is the total number of shares of Common Stock owned by the Participant and all of the Investors (on As-Converted Basis).
(iii)	Any proposed Transfer at a different price or on terms and conditions more favorable to the transferee(s) than specified in the Notice, or not completed within the time specified in this Paragraph 3(b), as well as any subsequent proposed Transfer of any Shares by a Stockholder, shall again be subject to the Company Refusal Right and the Right of First Refusal and Co-Sale Rights of the Investors, and shall require compliance by the Participant with the procedures described in this Paragraph 3.
(iv)	The exercise or non-exercise of the Right of First Refusal or the Co-Sale Rights by the Investors in respect of one or more Transfers of Shares made by any Participant shall not adversely affect their rights to participate in subsequent Transfers of Shares subject to this Paragraph 3.
d.	Transfer Mechanics.
(i)	If (i) the Company and/or the Participating Investors elect to purchase all of the Offered Shares subject to the Notice or (ii) the Company and/or the Participating Investors elect to purchase less than all the Offered Shares and the prospective purchaser identified in the Notice does not agree to purchase any of the Offered Shares not so purchased, the following provisions shall apply: The Company and/or Participating Investors shall effect the purchase of the Offered Shares and/or Remaining Shares on a date specified by the Participant by notice to the Company and/or the Participating Investors not earlier than the later of (x) ten (10) days after such notice or (y) thirty (30) days after the receipt of the Notice by the Investors. On the date of such purchase, the Participant shall deliver to the Company and/or the Participating Investors, as applicable, the certificates representing the Shares to be purchased by the Company and/or the Participating Investors, each certificate to be properly endorsed for transfer, in exchange for payment by the Company and/or the Participating Investors, as applicable, of the purchase price for the Shares.
(ii)	If (i) the Company and the Participating Investors do not elect to purchase any of the Offered Shares or (ii) the Company and/or the Participating Investors elect to purchase less than all of the Offered Shares and the prospective purchaser agrees to purchase less than all of the Offered Shares, the following provisions shall apply: The Participant may, not later than forty (40) days following delivery to the Company of the Notice, enter into an agreement providing for the closing of the Transfer to the third party purchaser(s) identified in the Notice of any Offered Shares with respect to which neither the Company Refusal Right nor the Right of First Refusal has been exercised, together with the closing of the purchase of any Shares to be sold by any Co-Sale Participant, such purchase to occur within thirty (30) days of such agreement at a price and on terms and conditions no more favorable to the transferee(s) thereof than specified in the Notice. Simultaneously with such purchase there shall occur the purchase of any Offered Shares with respect to which the Company Refusal Right or the Right of First Refusal has been exercised. On the date of such purchase, each Co-Sale Participant shall be paid that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale and the Company and/or each Participating Investor, as applicable, shall pay the Participant the purchase price to be paid by such Person for the Offered Shares purchased by them. Upon receipt of such payment, each Co-Sale Participant shall promptly deliver to the Participant for Transfer to the prospective purchaser(s) and, if applicable, the Participant shall deliver to the Company and/or the Participating Investors, one or more certificates properly endorsed for transfer which represent the Shares to be sold by each such Person pursuant to this Paragraph 3. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from a Co-Sale Participant exercising its Co-Sale Rights hereunder, such Participant shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, such Participant shall purchase such Shares from such Co-Sale Participant on the same terms and conditions specified in the Notice.
(iii)	If the consideration to be paid for the Shares by the third party purchaser shall be other than cash, the Company or the Participating Investors, as applicable, exercising the Company Refusal Right or the Right of First Refusal may in lieu of such consideration pay cash equal to the fair market value of such consideration as mutually agreed between the Participant and the holders of a majority of the Shares as to which the Right of First Refusal and Company Refusal Right have been exercised. If such mutual agreement cannot be reached, the Appraisal Procedure set forth in the Company’s Amended and Restated Certificate of

Incorporation shall be followed mutatis mutandis and the time periods in Paragraph 3(b) shall be extended by the time needed to determine such fair value.
e.	Exempt Transfers.
(i)	The Participant may Transfer Restricted Shares without complying with the provisions of Paragraph 3 if such Transfer is to any Permitted Transferee; provided that in the event of any Transfer made pursuant to this Paragraph 3(e), (A) the Participant shall inform the Company of such Transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement, reasonably satisfactory to the Company, to be bound by and comply with all provisions of this Paragraph 3 as if such transferee were the Participant. Such Transferred Restricted Shares shall remain Restricted Shares hereunder.
(ii)	Notwithstanding the foregoing, the provisions of Paragraph 3 hereof shall not apply to the sale of any Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under Securities Act of 1933, as amended (the “Securities Act”).
f.	Transfers to Competitors. Any other provision of this Agreement to the contrary notwithstanding, other than in connection with a Sale of the Company, prior to a Qualified Public Offering, no Transfer of Restricted Shares may be made by the Participant to a competitor of the Company or any person or entity that invests in any such competitor, as determined in good faith by the Board.
g.	Stockholder Lockup Agreements in Connection with Initial Public Offering. Notwithstanding anything in the Plan to the contrary, the Participant agrees that, subject to any early release provisions that apply generally to stockholders of the Company, the Participant will not, if reasonably requested by the managing underwriter, for a period of up to 180 days following the effective date of the registration statement for an initial public offering directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into Common Stock, except for (i) transactions relating to Common Stock or other securities acquired in open market transactions after the completion of the initial public offering, and (ii) Transfers to Permitted Transferees (each of whom shall have furnished to the Company and the managing underwriter their written consent to be bound by this Paragraph 3 or a similar agreement satisfactory to the Company).
h.	Consequences of Prohibited Transfer. Any attempt by a Participant to Transfer Restricted Shares in violation of the terms of this Paragraph 3 shall be void, and the Company will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Restricted Shares.

i.	Legend. Each certificate representing the Restricted Shares subject to the terms of this Agreement shall be endorsed with the following legend or legend(s) containing substantially similar information (in addition to any legend required under applicable securities laws or otherwise):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT. THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED STOCK AGREEMENT TO WHICH THE HOLDER HEREOF AND THE COMPANY ARE PARTIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
This legend shall be removed upon termination of this Paragraph 3. The Participant consents to the Company making a notation on its records and giving instructions to any transfer agent of the Company’s securities and capital stock in order to implement the restrictions on transfer established in this Paragraph 3.
j.	The Participants agree that the Company may instruct its transfer agent to impose transfer restrictions on Restricted Shares represented by certificates bearing the legend referred to in Paragraph 3(i) above to enforce the provisions of this Paragraph 3. The legend shall be removed upon termination of this Paragraph 3.
k.	Drag Along Rights.
(i)	In the event that the holders of at least 66% of the then outstanding shares of Series B Preferred Stock (the “Proposing Stockholders”) agree to and accept an offer from a third party or third parties not Affiliated with any Proposing Stockholder (a “Buyer”) to consummate a transaction or series of related transactions with such Buyer pursuant to which Buyer would acquire all of the Shares held by such Proposing Shareholders for a specified price payable in cash, securities or other consideration and on specified terms and conditions, the Participant shall be required, if so demanded by the Proposing Shareholders (a “Drag Along Notice”) to sell all of the Participant’s Restricted Shares to such Buyer in such transaction(s) and to participate in such transaction(s) (a “Drag Along Sale”).
(ii)	The provisions of this Paragraph 3(k) shall apply regardless of the form of consideration received in the Drag Along Sale, and the Participant shall (i) if the Drag Along Sale is structured as a merger or consolidation, waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) if the Drag Along Sale is structured as a sale, agree to sell all of the Participant’s Restricted Shares on the terms and conditions approved by the Proposing Stockholders. The Participant (a) shall be subject to the same terms and conditions, and (b) shall execute such documents and take such actions as may be reasonably required by the Company and the Proposing Shareholders.
(iii)	Upon the consummation of the Drag Along Sale, the Participant (i) shall receive the same form of consideration and the same amount of consideration per share of Common Stock (on an As Converted Basis) as every other holder of any class or series of Shares, except to the extent otherwise approved in connection with Section 2 of the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, and (ii) shall be given the same option, if any, as any other holders of any other class or series of Shares as to the form of consideration to be received.
(iv)	Transfer Mechanics; Further Assurances.
(a)	At least five (5) days prior to the consummation of a Drag Along Sale (which date and the place and time of such consummation shall be designated by the Proposing Stockholders and provided to the Participant in the Drag Along Notice), the Participant shall deliver for transfer to the Buyer one or more certificates, properly endorsed for transfer in form satisfactory to the Proposing Stockholders, which represent all of the Restricted Shares held by the Participant, duly executed and free and clear of any liens. The certificate(s) delivered by the Participant shall be transferred to the Buyer identified in the Drag Along Notice as part of the consummation of the Drag Along Sale. Upon receipt of the proceeds of the Drag Along Sale, the Proposing Stockholders shall promptly remit to the Participant that portion of such proceeds to which the Participant is entitled by reason of the Participant’s participation in such sale.
(b)	In connection with a Drag Along Sale, the Participant agrees to execute and deliver such agreements as may be reasonably specified by the Proposing Stockholders to which such Proposing Stockholders will also be party, on the same terms, including, without limitation, agreements to (a) (i) made individual representation, warranties, covenants and other agreements as to the unencumbered title to the Participant’s Restricted Shares and the power, authority and legal right to Transfer such Restricted Shares and to enter into the agreements relating thereto and the absence of any adverse claim with respect to such Restricted Shares (but shall not be required to make individual representations or warranties with respect to any of the Company’s operations, activities, financial condition or other characteristics) and (ii) be liable without limitation as to such individual representations, warranties, covenants and other agreements and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any sale of Shares shall not exceed the less of (i) the Participant’s pro rata portion of any such liability, to be determined in accordance with the Participant’s portion of the total number of Shares included in such Drag Along Sale (on an As Converted Basis) or (ii) the proceeds to such Participant in connection with such Drag Along Sale.
l.	Term. This Paragraph 3 shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(i)	the date of the closing of a Qualified Public Offering; and
(ii)	the date of the consummation of a Sale of the Company.
m.	For avoidance of doubt, this Paragraph 3 shall survive termination or expiration of this Agreement.
4. Miscellaneous.
a.	Employment-at-Will. This Agreement shall not confer on Participant any right with respect to continuance of Employment by the Company and its Affiliates, nor will it interfere in any way with the right of the Company to terminate such Employment. Participant’s Employment relationship with the Company and its Affiliates shall be employment-at-will, and nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.
b.	Nonsolicitation. The Participant agrees that during the period of his Employment with the Company or any of its Affiliates and for the one (1) year period immediately following termination of such Employment for any reason, the Participant shall not (i) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or Affiliates to terminate their employment with, or otherwise cease their relationship with the Company or any of its Affiliates, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any of its Affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or any of their Affiliates and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or (ii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any Affiliate to terminate such agency or business relationship. The Participant acknowledges that if (x) the Participant breaches any term or condition contained in this paragraph 4(b) and (y) the Company provides the Participant with written notice of such breach, then all Shares subject to this Award shall be automatically forfeited (whether then vested or unvested).
c.	Securities Law Compliance. Participant shall not transfer or otherwise dispose of the Shares received pursuant to this Agreement until such time as counsel to the Company shall have determined that such transfer or other disposition will not violate any state or federal securities laws. Participant may be required by the Company, as a condition of the effectiveness of this restricted stock award, to agree in writing that all Shares subject to this Agreement shall be held, until such time that such Shares are registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.
d.	Shares Reserved. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.
e.	Withholding Taxes. In order to permit the Company to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, income or other taxes are withheld from any amounts payable by the Company to Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.
f.	2008 Equity and Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Agreement. Except with respect to the lockup provisions contained in Paragraph 3(g), in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern.
g.	Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and determines, in its sole discretion, that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, the Board shall accelerate the vesting of this restricted stock award, provided that the Company gives Participant 15 days’ prior written notice of such acceleration. Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.
h.	Accounting Compliance. Participant agrees that, if a merger, reorganization, liquidation or other “transaction” as defined in Section 11(b) of the Plan occurs, and Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.
i.	Stock Legend. The Committee may require that the certificates for any Shares purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions set forth in this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 3.
j.	Scope of Agreement; Amendment. This Agreement shall bind and inure to the benefit of the Company, its Affiliates and its successors and assigns and Participant and any successor or successors of Participant permitted by Paragraph 2 or Paragraph 3 above. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company expressly reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder. Notwithstanding anything herein in this Agreement or the Plan to the contrary, any provision of Paragraph 3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent given by the Company and Investors holding sixty-six percent (66%) of the then outstanding Series B Preferred Stock, and no consent from the Participant shall be required unless such amendment or waiver creates material additional obligations for the Participant under this Agreement which are substantially different from any obligations imposed on holders of Common Stock under the Investors Stockholders Agreement (in which case, the consent of participants under restricted stock or option agreements who are bound by terms and conditions of similar tenor to this Agreement who hold more than fifty percent (50%) of the total of all restricted shares and option shares held by all such participants thereunder and hereunder shall be required for any such amendment or waiver which does create such material additional obligations).
5. Change of Control.
a.	Acceleration. In the event of a Change of Control (whether or not there is an acquiring or surviving entity) in which there is no assumption or substitution of the Shares as described in Paragraph 5(b), then the Shares shall become fully vested and the risks of forfeiture on the Shares shall immediately lapse as of the occurrence of such Change of Control.
b.	Continuation or Assumption of the Shares. In the event of a Change of Control in which there is an acquiring or surviving entity, the acquiring or surviving entity may provide for the continuation or assumption of the Shares, or for the grant of a new award in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as preserve the intrinsic value of the Shares. In the event the acquiring or surviving entity provides for the continuation or assumption of the Shares as set forth in this Paragraph 5(b), the Shares shall become fully vested and the risks of forfeiture on the Shares shall immediately lapse upon the Participant’s termination of Employment by the acquiring or surviving entity without Cause or by the Participant for Good Reason, in either case within eighteen (18) months after the Change of Control. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in the Participant’s responsibilities or duties as in effect immediately prior to the Change of Control, (ii) the relocation of Participant’s principal office, without the Participant’s consent, to a location more than one hundred (100) miles from the location of the Participant’s principal office immediately prior to the Change of Control, or (iii) any reduction in the Participant’s base compensation in the absence of a general reduction affecting similarly situated employees.
c.	Qualifying Change of Control. Notwithstanding anything herein to the contrary, in the event of a Qualifying Change of Control as defined below, then, without any action by the Board or any Committee of the Board, the Shares shall become fully vested and the risks of forfeiture on the Shares shall immediately lapse. For purposes of this Paragraph 5(c), a “Qualifying Change of Control” includes any Change of Control if (i) immediately prior to the Change of Control, any Series A Preferred Stock of the Company, any Series B Preferred Stock of the Company or any Conversion Shares shall remain outstanding and (ii) in connection with such Change of Control, a majority of the sum of the shares of then outstanding Series A Preferred Stock of the Company, Series B Preferred Stock of the Company and Conversion Shares, taken as a whole, is Exchanged for Consideration with a Per Share Value equal to or in excess of the Threshold Price. Solely for purposes of determining whether a majority of the sum of the shares of then outstanding Series A Preferred Stock, Series B Preferred Stock and Conversion Shares shall have been Exchanged, the number of then outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be deemed to be the total number of Conversion Shares into which such outstanding Series A Preferred Stock and Series B Preferred Stock is then convertible. Notwithstanding anything herein stated, for purposes of this definition, no Qualifying Change of Control shall be deemed to have occurred following the closing of a “Qualified Public Offering,’ as defined in the Amended and Restated Certificate of Incorporation of the Company.

For purposes of the definition of “Qualifying Change of Control”, the following terms shall have the following meanings:
“Conversion Shares” shall mean any shares of Common Stock of the Company that shall have been issued by the Company to (x) holders of Series A Preferred Stock of the Company upon conversion of Series A Preferred Stock and (y) holders of Series B Preferred Stock of the Company upon conversion of Series B Preferred Stock, in either case within twelve months prior to the Change of Control and shall continue to be held by the stockholders who converted such shares or stockholders controlling, controlled by, or under common control with, such stockholders.
“Exchanged” shall mean sold, canceled, surrendered, transferred, exchanged or otherwise disposed of for Consideration, and shall include the receipt of Consideration from the Company upon a liquidation of the Company, whether or not following a disposition of all or substantially all of the Company’s assets, even if Series A Preferred Stock, Series B Preferred Stock or Conversion Shares are not canceled or surrendered in connection with such liquidation.
“Consideration” shall include cash, securities of an entity other than the Company or any other property.
“Per Share Value” shall mean the value of the Consideration received for each share of Series A Preferred Stock of the Company, Series B Preferred Stock of the Company and each Conversion Share that is Exchanged. The value of all non-cash Consideration shall be its fair value at the time it is received by holders of Series A Preferred Stock of the Company, Series B Preferred Stock of the Company and Conversion Shares in connection with the Change of Control, as determined in good faith by the Board.
The “Threshold Price” shall be $0.31533 (such amount to be equitably adjusted, as appropriate, by the Board upon the occurrence of any dividend on any Common Stock, Series A Preferred Stock of the Company or Series B Preferred Stock of the Company payable in either of such class or series of stock or in any right to acquire either of such class or series of stock for no consideration, any subdivision of either such class or series of stock into a greater number of shares of outstanding shares of such stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of either such class or series of stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of such stock or if either such class or series of stock shall be changed into the same or a different number of shares of any other class or series of stock of the Company whether by capital reorganization, reclassification or otherwise).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

FINGERHUT DIRECT MARKETING, INC.
By:
Its:

[Participant]